Exhibit 6


                Written Communication dated June 3, 1998 from the
           Reporting Persons to the Other Shareholders of the Company
           ----------------------------------------------------------


                     [Letterhead of Greenway Partners, L.P.]


                                                June 3, 1998

Dear Fellow Woolworth Investor:

      Shakespeare once asked: 'What's in a name?' and then concluded that a rose by any other name would smell as sweet.(1) As noted in the accompanying "Ode to Venator", we can picture the Bard as joining with those who cannot abide the stench of the name Venator Group, Inc. We fear that even those who can quote freely from Shakespeare have no clue as to what Venator means. To us, it sounds horrible. We urge our fellow shareholders to vote AGAINST the name Venator by voting AGAINST Proposal #2.

      As one of the largest shareholders with over 8 million shares, we fear there is something rotten with the state of Woolworth.(2) The 1997 Annual Report shows operating losses before non-recurring items at Specialty Footwear (largely composed of Kinney shoe stores) of $12 million, $9 million and $23 million for 1997, 1996, and 1995. The potpourri of store formats in the Other Specialty category--which include Afterthoughts, The San Francisco Music Box Company and others--had $421 million of sales in 1997 and, as a group, barely had an operating profit. Similarly, the International General Merchandise segment comprised primarily of Woolworth Stores in Germany, did just under $1.5 billion in sales in 1997 and eked out an operating profit before non-recurring items of a scant $15 million after operating losses on that line of $32 million and $33 million in the two preceding years. As far as we can tell, the true numbers for Woolworth Germany are actually worse from a


--------
1.  See Romeo and Juliet, Act II, Scene II.
2.  See Hamlet, Act I, Scene IV.




NYFS11...:\92\56392\0003\1751\SCH6048M.230
practical standpoint because Woolworth has ownership rights to virtually all of its German real estate and does not charge itself any rent on its 365 stores in Germany.

      Management time spent focusing on these peripheral and money losing operations draws valuable time and attention away from Woolworth's profitable core business--the sale of athletic related goods. Management's present approach is madness without method.(3) Instead, we believe that Woolworth should focus on its core strength of selling athletic footwear, athletic apparel and sporting goods. With over 3,500 athletic group stores in North America, Europe, Asia and Australia, Woolworth is the largest retailer of athletic footwear and apparel in the United States and an emerging power globally. Along with the Northern Group of specialty stores, this is where the profits have been and where management's skill and efforts should be concentrated. Woolworth should sell virtually all of its other retail formats as quickly as possible. While we do not want transactions at fire sale prices, we also do not want management holding out for the last dollar and throwing good money after bad. Indeed, some formats may be valuable gems to the right buyers.

                 CHANGE SPORTS AUTHORITY ACQUISITION TO CASH DEAL

      We support Woolworth's acquisition of The Sports Authority in concept as a transaction that complements Woolworth's core competence. However, after reviewing the proposed structure of the transaction, we urge management to use cash for the purchase instead of issuing stock. Given today's low stock price relative to Woolworth's true value, we view the transaction as being too dilutive to shareholders over the long run. Woolworth has relatively little long term debt on its books, should easily be able to borrow the full cost of the acquisition on reasonable terms, and can then pay down the debt as it sells its non-athletic related assets.


--------
3.  See Hamlet, Act II, Scene II.

      This brings us back to the specifics on the agenda for the June 11 Annual Meeting. To send this proxy season message of discontent(4) to Woolworth management with a view toward refocusing the company and improving its sagging share price, we also urge our fellow shareholders to vote FOR Proposal #5 which recommends as a first step that the "...Woolworth general merchandise business in Germany be sold and the proceeds used for a stock buyback."

      In management's answer to Proposal #5, which is sponsored by Greenway, we think it ironic that they argue it might be harmful if potential purchasers thought management was "under pressure from shareholders to sell the business". Given the performance of Woolworth's stock over the past few years, this management should feel pressure from shareholders. The Performance Graph on page 26 of the Proxy Statement shows the price of Woolworth stock badly lagging both the S&P 500 and the S&P Retail Composite for the period ended January 31, 1998. The situation has worsened even more since then. Despite a stock market that continues to rise, the price of Woolworth has dropped from $21 3/4 at January 31, 1998 to $19 1/2 at June 1, 1998. Contrast that with the surging stock prices of other retailers as shown in the accompanying graph.

      Management's response also notes that Woolworth reactivated its existing stock repurchase program "with the intention of buying each year approximately 1,000,000 shares of the Company's outstanding Common Stock to cover shares needed for various employee benefit plans." With currently over 135 million shares outstanding, a 1 million share annual repurchase program is hardly measure for measure.(5)

                   GREENWAY DEPLORES MANAGEMENT'S REINSTATEMENT
                      OF POISON PILL WITHOUT SHAREHOLDER VOTE

      As noted under Proposal #6, of Management's Proxy Statement, the Woolworth "poison pill" was set to expire in April 1998. Before that date, a shareholder submitted a proposal calling on Woolworth management to allow the pill


--------
4.  See King Richard III, Act I, Scene I.
5.  See Measure for Measure.

to expire pursuant to its terms and not to reinstate the pill without approval by holders of a majority of outstanding shares. Before even waiting to see the results of the vote on this proposal at the June Annual Meeting, Woolworth management adopted a new pill without a shareholder vote. This new pill does not expire until April 2008. How sharper than a serpent's tooth it is to have a thankless management.(6)

      We believe the "poison pill" serves to insulate management from direct shareholder accountability. Indeed, Woolworth's actions in renewing the "poison pill" without a vote of its shareholders demonstrates such insulation. We urge shareholders to cut through that insulation by voting FOR Proposal #6. Moreover, if Proposal #6 receives significant shareholder support--as we believe it will--we call on management to redeem the "poison pill" they surreptitiously readopted.

      In summary, we call on all our fellow shareholders to vote:

      |X| AGAINST Proposal #2 to change the name Woolworth Corporation to Venator Group, Inc.

      |X| FOR Proposal #5 to sell Woolworth's general merchandise business in Germany and use the proceeds for a stock buyback.

      |X| FOR Proposal #6 requesting the Board not to reinstate the "Poison Pill" without a shareholder vote.

      After all, shareholders at some time should be masters of their fate. Vote to send a message for change. Or the fault, dear shareholders, will be not in our stars, but in ourselves, that Woolworth is undervalued.(7) THE JUNE 11 MEETING IS FAST APPROACHING. REMEMBER, ONLY THE LATEST DATED PROXY COUNTS SO YOU CAN STILL CHANGE YOUR VOTE. SHAREHOLDERS CAN VOTE INSTANTLY BY TELEPHONE. IF YOU HAVE QUESTIONS ON


--------
6.  King Lear, Act I, Scene IV.
7.  See Julius Caesar, Act I, Scene II.

VOTING, CONTACT GARLAND ASSOCIATES, INC., OUR PROXY SOLICITORS, AT (212)
866-0095.


                                        Very truly yours,

                                        /s/ Alfred D. Kingsley

                                        Alfred D. Kingsley


                                        /s/ Gary K. Duberstein

                                        Gary K. Duberstein



            FOR MORE INFORMATION, PLEASE CONTACT US AT (212) 350-5100
      OR GARLAND ASSOCIATES, INC., OUR PROXY SOLICITORS, AT (212) 866-0095

            LINE GRAPH SHOWING CHANGE IN STOCK PRICES OF EACH OF WOOLWORTH CORP.
(Z), JUST FOR FEET (FEET), FINISH LINE (FINL), FOOTSTAR INC. (FTS) AND GAP INC.
(GPS) BETWEEN JUNE 1, 1997 AND JUNE 1, 1998 IS OMITTED. THE FOLLOWING TABLE SETS FORTH THE RELEVANT DATA DEPICTED IN SUCH GRAPH:


              ------------------------------------------------------------------
              CLOSING PRICE
--------------------------------------------------------------------------------
  Week            Z            FEET           GPS          FINL           FTS
 Ending
--------------------------------------------------------------------------------
  6/6/97            24         19.75        22.8525        12.375        22.875
--------------------------------------------------------------------------------
 6/13/97        26.375       18.3125         24.915          13.5         23.75
--------------------------------------------------------------------------------
 6/20/97          25.5       17.5625        25.4925        15.125        22.375
--------------------------------------------------------------------------------
 6/27/97          24.5       16.5625          25.08         14.75          24.5
--------------------------------------------------------------------------------
  7/4/97         25.25            17        25.9875       14.5625         24.75
--------------------------------------------------------------------------------
 7/11/97       24.6875        18.625        25.9875         13.75       25.0625
--------------------------------------------------------------------------------
 7/18/97       27.0625        18.125        26.3587         13.75            26
--------------------------------------------------------------------------------
 7/25/97       26.9375       19.0625        27.5962            14       26.6875
--------------------------------------------------------------------------------
  8/1/97        27.875       19.0625          28.38          13.5        26.625
--------------------------------------------------------------------------------
  8/8/97       27.8125         17.75        28.7925            13         27.25
--------------------------------------------------------------------------------
 8/15/97        25.875       15.9375        28.4212         12.25       26.9375
--------------------------------------------------------------------------------
 8/22/97       24.6875        12.625          29.37        13.625       25.0625
--------------------------------------------------------------------------------
 8/29/97        22.375        13.125        29.3287            14       24.8125
--------------------------------------------------------------------------------
  9/5/97            23       14.3125          32.34        17.125       25.0625
--------------------------------------------------------------------------------
 9/12/97        23.625          14.5          34.32        17.625        25.625
--------------------------------------------------------------------------------
 9/19/97       21.5625       14.4375        34.2787       17.5625        26.125
--------------------------------------------------------------------------------
 9/26/97        22.125         15.25         33.165        18.875        26.625
--------------------------------------------------------------------------------
 10/3/97         22.25        15.125        34.3612         18.75         27.25
--------------------------------------------------------------------------------
10/10/97        21.375         14.75        32.5462        18.625          27.5
--------------------------------------------------------------------------------
10/17/97        20.125       14.4375        33.1237        17.875       27.1875
--------------------------------------------------------------------------------
10/24/97       19.6875            14        34.4025        18.375       28.4375
--------------------------------------------------------------------------------
10/31/97            19       14.8125        35.1037        16.875       27.1875
--------------------------------------------------------------------------------
 11/7/97         20.75         16.25        35.5162        18.125       27.4375
--------------------------------------------------------------------------------
11/14/97            20            16         35.475          17.5        27.375
--------------------------------------------------------------------------------
11/21/97       21.3125       17.8125        38.1562         19.25       29.5625
--------------------------------------------------------------------------------
11/28/97        21.625       16.9375        35.4337            19            30
--------------------------------------------------------------------------------
 12/5/97       21.5625            16        37.5787        16.375       30.3125
--------------------------------------------------------------------------------
12/12/97          20.5          14.5         35.805       13.4375       29.9375
--------------------------------------------------------------------------------
12/19/97       19.8125       12.8125        35.5575        13.375       26.3125
--------------------------------------------------------------------------------
12/26/97          20.5        13.125         33.625        12.875       26.1875
--------------------------------------------------------------------------------
  1/2/98       20.3125          13.5        34.9375        13.875        26.875
--------------------------------------------------------------------------------
  1/9/98       19.6875        13.625             36       12.8125        25.125
--------------------------------------------------------------------------------
 1/16/98       19.9375          13.5         38.625        12.375       27.6875
--------------------------------------------------------------------------------
 1/23/98       19.9375       13.4375          38.75        12.625        26.875
--------------------------------------------------------------------------------
 1/30/98         21.75         14.25        39.0625         12.75         26.75
--------------------------------------------------------------------------------
  2/6/98       21.5625       15.4375        41.6875       14.9375       26.4375
--------------------------------------------------------------------------------
 2/13/98       23.0625       15.3125         41.125       15.0625          27.5
--------------------------------------------------------------------------------
 2/20/98            24         15.25        44.4375        15.625         29.25
--------------------------------------------------------------------------------
 2/27/98         23.75       16.9375        44.6875        16.375            30
--------------------------------------------------------------------------------
  3/6/98        23.875          18.5        44.6875         18.75       31.5625
--------------------------------------------------------------------------------
 3/13/98         24.25        19.875             47       18.4375            33
--------------------------------------------------------------------------------
 3/20/98        26.625        20.375        45.6875       18.3125        36.375
--------------------------------------------------------------------------------
 3/27/98         25.75       20.4375        45.5625         20.75          36.5
--------------------------------------------------------------------------------
  4/3/98        25.375        20.125             46            23            38
--------------------------------------------------------------------------------
  4/9/98       25.0625       20.3125        46.3125         24.25          38.5
--------------------------------------------------------------------------------
 4/17/98        24.875        22.125        46.5625          24.5       41.6875
--------------------------------------------------------------------------------
 4/24/98       23.4375        21.125        46.0625            24        39.375
--------------------------------------------------------------------------------
  5/1/98        22.875       23.5625        51.0625          25.5       40.0625
--------------------------------------------------------------------------------
  5/8/98       21.1875            22        52.1875            25       42.4375
--------------------------------------------------------------------------------
 5/15/98       20.8125         19.25        52.5625          23.5       45.0625
--------------------------------------------------------------------------------
 5/22/98       20.4375        22.125        52.9375         24.25        44.875
--------------------------------------------------------------------------------
 5/29/98         19.75       21.9375             54         23.75       44.1875
--------------------------------------------------------------------------------

                                    WOOLWORTH
                               VOTE BY TELEPHONE!

Vote your shares instantly by telephone. It's easy, just dial the toll free telephone number and follow the simple instructions. Remember, there is no cost to you for this call.

      1.    DIAL THE TOLL FREE NUMBER ON THE TOP OF THE
            ENCLOSED VOTING FORM............THEN PRESS #1

Pressing #1 on your touch-tone telephone activates the automatic voting system and prerecorded instructions guide you easily, step by step through the voting process.

      2. ENTER YOUR 12 DIGIT CONTROL NUMBER...

The 12 digit Control # is located on the upper left side of the proxy form, immediately above the list of Directors. Entering this unique 12 digit control number identifies you and verifies that you are the only shareholder eligible to vote this proxy.

      3. IMPORTANT

                     PRESS #2 TO VOTE FOR EACH ITEM SEPARATELY

      4. ENTER YOUR PROXY VOTING INSTRUCTIONS...

                              GREENWAY RECOMMENDS:

                        AGAINST PROPOSAL #2 (NAME CHANGE)
                       FOR PROPOSAL #5 (WOOLWORTH GERMANY)
                          FOR PROPOSAL #6 (POISON PILL)

               REMEMBER, ONLY YOUR LATEST DATED PROXY VOTE COUNTS!

                  If you need assistance in casting your ballot, just call our proxy solicitor Garland Associates, Inc. at 212-866-0095.

                                WHAT'S IN A NAME?



TO CHANGE THE NAME,
OR NOT TO CHANGE THE NAME:          [PICTURE OF WILLIAM SHAKESPEARE]
THAT IS THE QUESTION:
ANSWER:  A RESOUNDING "NO!"
VENATOR ONLY RHYMES WITH
      PREDATOR!








[LOGO OF WOOLWORTH                  ODE TO VENATOR
   CORPORATION]
                        (A SONNET TO VOTE "NO" IN IAMBIC PENTAMETER)

[LOGO OF SPORTS         O, WHAT'S THE USE OF NAMES LIKE "VENATOR"?
   AUTHORITY]           FOR MOST OF US, WE DON'T KNOW WHAT IT MEANS.
                        A DINOSAUR? PERHAPS A PREDATOR? PERHAPS THE MEANING'S
                        KNOWN BY COLLEGE DEANS. SOME OTHER COMPANIES HAVE NAMES
                        LIKE THIS. ALL SUFFERED MARKET BLOWS TO THEIR SHARE
                        PRICE. BAD NAMES WITH "X", ALLEGIS, UNISYS. WITH
                        "VENATOR", TELL MANAGEMENT: "THINK TWICE!"
                              KEEP WOOLWORTH. MAYBE SPORTS AUTHORITY.
                              GIVE US A NAME WITH KNOWN IDENTITY.

                             VOTE AGAINST PROPOSAL #2